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Exhibit 99.1

FOR IMMEDIATE RELEASE
January 21, 2003

TEXAS REGIONAL BANCSHARES, INC. REPORTS
RECORD ANNUAL EARNINGS

        McAllen, Texas—Texas Regional Bancshares, Inc. ("Texas Regional") (NASDAQ: TRBS), bank holding company for Texas State Bank, today reported net income for fourth quarter 2002 of $13.9 million, or $0.52 per diluted common share compared to $10.3 million, or $0.42 per diluted common share for the same period in 2001. All per share amounts for prior periods have been adjusted for the three-for-two stock split effected as a 50 percent stock dividend distributed to shareholders of Texas Regional during second quarter 2002. Return on assets and return on shareholders' equity averaged 1.49 percent and 14.97 percent, respectively, compared to 1.60 percent and 15.21 percent, respectively, for the same period last year. Beginning in 2002, new accounting standards eliminated the amortization of goodwill. The impact of goodwill amortization, net of tax, decreased net income by $550,000 or $0.02 per diluted common share for fourth quarter 2001. No transitional impairment losses were recognized or expected.

        For the year ended December 31, 2002, net income totaled $53.8 million, or $2.05 per diluted common share compared to $39.4 million, or $1.62 per diluted common share for the year ended December 31, 2001. Return on assets and return on shareholders' equity averaged 1.58 percent and 16.05 percent, respectively, for the year ended December 31, 2002, compared to 1.58 percent and 15.75 percent, respectively, for the year ended December 31, 2001. The impact of goodwill amortization, net of tax, for the year ended December 31, 2001 decreased net income by $2.2 million or $0.09 per diluted common share.

        "Texas Regional set significant high points during 2002: net income rose 37 percent to $53.8 million, assets surged 48 percent to $3.8 billion and total market value of company stock outstanding rose 53 percent to $941 million at December 31, 2002," said Glen E. Roney, Chairman of the Board. "We are pleased to report that total return on Texas Regional common stock surpassed 40 percent for 2002."

        On February 22, 2002, Texas Regional completed the acquisition of Riverway Holdings, Inc. ("Riverway") and Riverway Bank, Riverway's subsidiary bank, merged with and into Texas State Bank. Texas Regional completed the acquisition of San Juan Bancshares, Inc. ("San Juan"), on November 18, 2002 and Texas Country Bank, San Juan's subsidiary bank, merged with and into Texas State Bank. The results of operations for Riverway and San Juan have been included in the consolidated financial statements since the respective dates of acquisition.

FINANCIAL HIGHLIGHTS

        Net interest income totaled $34.3 million for fourth quarter 2002, reflecting an $8.8 million or 34.4 percent increase from the comparable prior year period. The increase in net interest income resulted largely from an increase of 46.5 percent in average interest-earning assets to $3.4 billion for the three months ended December 31, 2002 compared to $2.3 billion for the same period in 2001. The net yield, on a taxable equivalent basis, on average interest-earning assets decreased by thirty-six basis points to 4.05 percent for the three months ended December 31, 2002 compared to 4.41 percent for the comparable period in 2001.

        For the year ended December 31, 2002, net interest income totaled $129.7 million, reflecting a $30.2 million or 30.3 percent increase from the comparable prior year period. The increase in net interest income resulted largely from an increase of 37.9 percent in average interest-earning assets to $3.1 billion for the year ended December 31, 2002 compared to $2.3 billion for the same period in 2001. The net yield, on a taxable equivalent basis, on average interest-earning assets decreased by twenty-five basis points to 4.19 percent for the year ended December 31, 2002 compared to 4.44 percent for the comparable period in 2001.

        Provision for loan losses increased $718,000 to $3.7 million and net charge-offs rose $591,000 to $2.8 million for fourth quarter 2002 compared to fourth quarter 2001. For the year ended December 31, 2002, provision for loan losses increased 42.3 percent to $12.3 million and net charge-offs rose 41.3 percent to $10.0 million compared to the comparable prior year period. Provision for loan losses totaled 0.59 percent of average loans for the year ended December 31, 2002 compared to 0.53 percent for the same period in 2001.

        Noninterest income of $9.8 million for fourth quarter 2002 increased by $1.6 million or 20.1 percent compared to $8.2 million for the same 2001 period. Total service charges increased 20.8 percent to $7.0 million for fourth quarter 2002 compared to $5.8 million for fourth quarter 2001 mainly due to an increase in item charges resulting from deposit growth. Net realized gains on sales of securities available for sale of $1.8 million for fourth quarter 2002 increased $1.2 million compared to $590,000 for fourth quarter 2001. Texas Regional continued to sell securities with unrealized gains that were considered likely to be called in the near future. The rapid decline in mortgage rates during the latter half of 2002 resulted in a decline in the carrying value of the mortgage servicing rights ("MSR") asset. Consequently, loan servicing loss of $2.3 million for the period included accelerated MSR amortization of $2.3 million during fourth quarter 2002. Noninterest income for fourth quarter 2002 increased 36.1 percent to $10.3 million from $7.6 million for fourth quarter 2001, after excluding net realized gains on sales of securities available for sale of $1.8 million and $590,000 in 2002 and 2001, respectively, and loan servicing loss of $2.3 million in 2002.

        For the year ended December 31, 2002, noninterest income totaled $40.0 million compared to $29.2 million for the same period in 2001, increasing by $10.8 million or 36.9 percent. Total service charges increased 25.2 percent to $25.6 million for the year ended December 31, 2002 compared to $20.5 million for same period in 2001 mainly due to higher item charges resulting from deposit growth, primarily resulting from the acquisition of Riverway during first quarter 2002, and the introduction of two new products in June 2001. Trust service fees of $2.7 million for 2002 increased by 9.5 percent, or $236,000 compared to the same prior year period. The fair value of assets managed increased 11.36 percent during 2002 to $491.1 million at December 31, 2002. Net realized gains on sales of securities available for sale of $4.8 million increased $3.3 million during the year ended December 31, 2002 compared to the same prior year period. Data processing fees totaled $6.4 million for 2002, increasing by $3.2 million or 100.5 percent compared to the same period in 2001. Certain data processing contracts acquired from a third party processor during first quarter 2002 increased the number of data processing clients to 23 as of December 2002 compared to 8 as of December 31, 2001.

        Noninterest expense increased to $19.9 million for fourth quarter 2002 compared to $14.8 million for the fourth quarter in 2001, representing an increase of $5.1 million or 34.3 percent. Operating expenses generally reflect higher business volumes associated with the Riverway, San Juan and data processing acquisitions previously mentioned. Salaries and employee benefits increased 57.6 percent to $10.1 million for fourth quarter 2002 compared to $6.4 million for fourth quarter 2001 due to higher staffing levels, salary increases and employee medical plan increases. The number of full-time equivalent employees of 1,155 at December 31, 2002 increased 21.6 percent from 950 at December 31, 2001.

        During the year ended December 31, 2002, noninterest expense totaled $76.2 million, representing an increase of $16.8 million or 28.3 percent compared to the same period in 2001. Salaries and employee benefits increased to $38.0 million for 2002 compared to $27.9 million for the same prior year period, reflecting an increase of $10.1 million or 36.0 percent due to higher staffing volumes. Amortization of goodwill, eliminated due to adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", decreased $2.3 million to $0 compared to the same period in 2001. Other noninterest expense of $20.2 million for 2002 increased $5.2 million or 34.8 percent compared to $14.9 million for the same 2001 period. The efficiency ratio was 45.9 percent for the year ended December 31, 2002, compared to 45.8 percent for 2001.

        Assets totaled $3.8 billion at December 31, 2002, up from $2.6 billion at December 31, 2001, reflecting a 48.0 percent increase. Loans of $2.3 billion at December 31, 2002 increased $557.5 million or 32.6 percent compared to $1.7 billion at December 31, 2001. Deposits totaled $3.1 billion at December 31, 2002, up from $2.2 billion a year ago, reflecting a 40.1 percent increase. Excluding volumes acquired from business combinations, loans increased 11.0 percent and deposits increased 15.5 percent since December 31, 2001. Shareholders' equity at December 31, 2002 totaled $377.5 million. The total risk-based, tier 1 risk-based and leverage capital ratios of 13.77 percent, 12.67 percent and 8.89 percent at period end, respectively, substantially exceeded regulatory requirements for a well-capitalized bank holding company.

ASSET QUALITY

        At December 31, 2002, total loans of $2.3 billion included $14.8 million, or 0.65 percent, classified as nonperforming. The allowance for loan losses of $28.1 million represented 1.2 percent of loans and 190.0 percent of nonperforming loans at December 31, 2002. Net charge-offs for the year ended December 31, 2002 averaged 0.48 percent of average loans. Total nonperforming assets at December 31, 2002 of $25.4 million represented 1.1 percent of total loans compared to 1.3 percent of total loans at December 31, 2001. Accruing loans 90 days or more past due decreased by $7.8 million to $4.4 million at December 31, 2002 compared to $12.2 million at December 31, 2001.

OTHER INFORMATION

        As previously announced, Texas Regional completed a definitive agreement to acquire through merger Corpus Christi Bancshares, Inc. ("Corpus Christi Bancshares"). Corpus Christi Bancshares is the privately held bank holding company for The First State Bank of Bishop ("First State Bank"), located at 203 East Main Street, Bishop, Texas with one additional banking location in Corpus Christi, Texas. As of September 30, 2002, Corpus Christi Bancshares had total assets of $36.1 million, loans of $19.0 million, deposits of $31.6 million and shareholders' equity of $2.7 million. The definitive agreement calls for the exchange of 37,146 shares of Texas Regional common stock, subject to adjustment under specified conditions, for all of the outstanding shares of Corpus Christi Bancshares not presently owned by Texas Regional. The transaction is subject to approval by the appropriate regulatory authorities and other customary closing conditions and it is expected to close during the first quarter of 2003. Texas Regional presently owns approximately 67,174 shares or 32% of the shares of Corpus Christi Bancshares.

        Texas Regional is a McAllen-based bank holding company whose stock trades on The Nasdaq Stock Market® under the symbol TRBS. Texas State Bank, its wholly owned subsidiary, conducts a commercial banking business through 29 full-service banking offices, including 28 in the Rio Grande Valley of Texas and 1 in metropolitan Houston.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

        Texas Regional has filed with the SEC a registration statement on Form S-4 concerning the transaction between Texas Regional and Corpus Christi Bancshares and a proxy statement/prospectus has been mailed to the Corpus Christi Bancshares shareholders in connection with the transaction. Investors and security holders of Texas Regional and Corpus Christi Bancshares are urged to read the proxy statement/prospectus because it contains important information about Texas Regional, Corpus Christi Bancshares and the transaction. Investors and security holders may obtain a free copy of the proxy statement/prospectus at the SEC's web site at http://www.sec.gov. A free copy of the proxy statement/prospectus may also be obtained from Texas Regional or Corpus Christi Bancshares. Texas Regional and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of Corpus Christi Bancshares in favor of the transaction. Information regarding the interests of Texas Regional's officers and directors, and the interests of Corpus Christi Bancshares' officers and directors, in the transaction is included in the proxy statement/prospectus.

        In addition to the registration statement on Form S-4 filed by Texas Regional in connection with the Corpus Christi Bancshares transaction, and the related proxy statement/prospectus mailed to the shareholders of Corpus Christi Bancshares, Texas Regional files annual, quarterly and special reports, proxy and information statements, and other information with the SEC. Investors may read and copy any of these reports, statements and other information at the SEC's public reference rooms located at 450 5th Street, N.W., Washington, D.C 20549, or any of the SEC's other public reference rooms located in New York and Chicago. Investors should call the SEC at 1-800-SEC-0330 for further information on these public reference rooms. The reports, statements and other information filed by Texas Regional with the SEC are also available free at the SEC's web site at http://www.sec.gov. You can also obtain a free copy of these reports, statements and other information from Texas Regional.

        Additional financial, statistical and business-related information, as well as business trends, is included in a Financial Supplement. The Financial Supplement and other information are available on Texas Regional's web site.

        The Financial Supplement and other information is available through Texas Regional's web site at http://www.trbsinc.com and can also be obtained by calling R.T. Pigott, Jr., Chief Financial Officer, at (956) 631-5400.

        This document and information on Texas Regional's web site may contain forward-looking information (including information related to plans, projections or future performance of Texas Regional and its subsidiaries and planned market opportunities, employment opportunities and synergies from the merger with Corpus Christi Bancshares), the occurrence of which involve certain risks, uncertainties, assumptions and other factors which could materially affect future results. If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, Texas Regional's results could differ materially from Texas Regional's expectations in these statements. Texas Regional assumes no obligation and does not intend to update these forward-looking statements. For further information please see Texas Regional's reports filed with the SEC pursuant to the Securities Exchange Act of 1934, which are available at the SEC's web site at http://www.sec.gov.

CONTACT: Glen E. Roney, Chief Executive Officer, or R. T. Pigott, Jr., Chief Financial Officer, (956) 631-5400, both of Texas Regional.

Texas Regional Bancshares, Inc. and Subsidiaries Financial Highlights (Unaudited) (Dollars in Thousands, Except Per Share Data)	At/For Three Months Ended
	Dec 31, 2002	Sep 30, 2002	Jun 30, 2002	Mar 31, 2002	Dec 31, 2001
Condensed Income Statements
Loans Held for Investment	$39,815	$39,714	$39,087	$35,754	$33,791
Securities	11,576	11,521	12,088	9,723	8,694
Other Interest-Earning Assets	815	672	671	269	126

Total Interest Income	52,206	51,907	51,846	45,746	42,611

Deposits	15,738	16,673	16,882	15,380	16,544
Other Borrowed Money	2,132	2,101	1,964	1,116	512

Total Interest Expense	17,870	18,774	18,846	16,496	17,056

Net Interest Income	34,336	33,133	33,000	29,250	25,555
Provision for Loan Losses	3,676	2,950	3,023	2,682	2,958

Service Charges—Deposits	5,717	5,261	4,982	4,470	4,947
Other Service Charges	1,294	1,229	1,203	1,484	856
Trust Service Fees	690	743	649	648	628
Net Realized Gains on Sales of Securities Available for Sale	1,824	1,885	618	458	590
Data Processing Service Fees	1,620	1,676	1,626	1,482	829
Loan Servicing Income (Loss), Net	(2,334)	84	444	133	—
Other Operating Income	1,018	435	25	639	335

Total Noninterest Income	9,829	11,313	9,547	9,314	8,185

Salaries and Employee Benefits	10,118	9,412	9,793	8,670	6,420
Net Occupancy Expense	1,290	1,481	1,488	1,188	1,037
Equipment Expense	2,314	2,362	2,192	1,772	1,613
Other Real Estate Expense, Net	177	152	81	81	744
Amortization—Goodwill	—	—	—	—	573
Amortization—Identifiable Intangibles	906	961	896	669	533
Other Noninterest Expense	5,126	5,134	5,283	4,613	3,923

Total Noninterest Expense	19,931	19,502	19,733	16,993	14,843

Income Before Income Tax Expense	20,558	21,994	19,791	18,889	15,939
Income Tax Expense	6,640	7,732	6,535	6,478	5,653

Net Income	$13,918	$14,262	$13,256	$12,411	$10,286

Per Common Share Data(1)
Net Income—Basic	$0.53	$0.54	$0.51	$0.49	$0.42
Net Income—Diluted	0.52	0.54	0.50	0.49	0.42
Adjusted Net Income(2)—Basic	0.53	0.54	0.51	0.49	0.44
Adjusted Net Income(2)—Diluted	0.52	0.54	0.50	0.49	0.44
Market Value at Period End	35.54	33.49	32.44	29.11	25.23
Book Value at Period End	14.25	13.68	12.82	11.95	10.89
Cash Dividends Declared(1)	0.120	0.110	0.110	0.107	0.100
Share Data(1) (in Thousands)
Basic	26,407	26,283	26,224	25,120	24,353
Diluted	26,678	26,632	26,576	25,402	24,433
Shares Outstanding at Period End(1)	26,488	26,327	26,249	26,162	24,354

Selected Financial Data
Return on Average Assets	1.49%	1.58%	1.55%	1.71%	1.60%
Return on Average Equity	14.97%	16.26%	16.43%	16.83%	15.21%
Leverage Capital Ratio	8.89%	8.82%	8.73%	9.84%	9.05%
Expense Efficiency Ratio	46.7%	45.5%	46.9%	44.4%	42.5%
Net Interest Income(3)	$34,974	$33,730	$33,486	$29,731	$26,017
Net Interest Margin(3)	4.05%	4.06%	4.25%	4.49%	4.41%
Net Charge-Offs	$2,786	$2,617	$2,553	$2,041	$2,195
Net Charge-Offs to Average Loans	0.50%	0.48%	0.48%	0.44%	0.52%
Full-Time Equivalent Employees	1,155	1,099	1,106	1,077	950

Texas Regional Bancshares, Inc. and Subsidiaries Financial Highlights (Unaudited) (Dollars in Thousands, Except Per Share Data)	At/For Three Months Ended
	Dec 31, 2002	Sep 30, 2002	Jun 30, 2002	Mar 31, 2002	Dec 31, 2001
Condensed Balance Sheets
Loans Held for Investment	$2,267,530	$2,189,039	$2,149,013	$2,097,488	$1,710,001
Securities	1,196,079	1,079,450	1,046,282	945,258	655,635
Other Interest-Earning Assets	70,888	53,376	38,656	72,687	591

Total Interest-Earning Assets	3,534,497	3,321,865	3,233,951	3,115,433	2,366,227
Cash and Due from Banks	124,125	107,175	99,271	92,998	95,606
Premises and Equipment, Net	89,500	88,168	88,596	83,219	75,576
Other Assets	115,181	113,469	114,425	111,833	74,453
Allowance for Loan Losses	(28,116)	(26,827)	(26,494)	(26,024)	(21,050)

Total Assets	$3,835,187	$3,603,850	$3,509,749	$3,377,459	$2,590,812

Savings and Time Deposits	$2,686,213	$2,558,075	$2,559,683	$2,435,105	$1,905,013
Other Borrowed Money	293,518	234,490	185,353	210,972	70,709

Total Interest-Bearing Liabilities	2,979,731	2,792,565	2,745,036	2,646,077	1,975,722
Demand Deposits	445,978	422,701	399,402	391,940	330,864
Other Liabilities	32,023	28,466	28,872	26,777	18,967

Total Liabilities	3,457,732	3,243,732	3,173,310	3,064,794	2,325,553
Shareholders' Equity	377,455	360,118	336,439	312,665	265,259

Total Liabilities and Equity	$3,835,187	$3,603,850	$3,509,749	$3,377,459	$2,590,812

Condensed Average Balance Sheets
Loans Held for Investment	$2,206,784	$2,166,902	$2,124,720	$1,874,165	$1,662,876
Securities	1,150,803	1,082,642	989,561	784,643	655,611
Other Interest-Earning Assets	71,341	48,075	48,750	25,976	22,403

Total Interest-Earning Assets	3,428,928	3,297,619	3,163,031	2,684,784	2,340,890
Cash and Due from Banks	100,333	98,741	103,562	106,457	79,694
Premises and Equipment, Net	88,582	88,249	86,421	77,944	75,398
Other Assets	113,859	115,302	111,916	89,742	77,503
Allowance for Loan Losses	(27,642)	(27,411)	(27,251)	(24,005)	(20,716)

Total Assets	$3,704,060	$3,572,500	$3,437,679	$2,934,922	$2,552,769

Savings and Time Deposits	$2,621,609	$2,553,835	$2,484,937	$2,145,513	$1,897,520
Other Borrowed Money	255,640	238,142	213,400	112,505	50,445

Total Interest-Bearing Liabilities	2,877,249	2,791,977	2,698,337	2,258,018	1,947,965
Demand Deposits	429,236	404,447	397,783	356,340	314,229
Other Liabilities	28,664	28,048	17,885	21,455	22,241

Total Liabilities	3,335,149	3,224,472	3,114,005	2,635,813	2,284,435
Shareholders' Equity	368,911	348,028	323,674	299,109	268,334

Total Liabilities and Equity	$3,704,060	$3,572,500	$3,437,679	$2,934,922	$2,552,769

Nonperforming Assets, Past Due Loans
Nonaccrual Loans	$14,800	$17,154	$13,211	$14,484	$14,034
Foreclosed and Other Assets	10,610	10,246	9,266	9,120	7,796

Total Nonperforming Assets	25,410	27,400	22,477	23,604	21,830
Accruing Loans 90 Days or More Past Due	4,411	3,524	4,038	3,790	12,164

(1)
Restated to retroactively give effect for the three-for-two stock split declared and distributed by Texas Regional during second quarter 2002, effected as a 50% stock dividend.
(2)
Net income adjusted for the exclusion of goodwill amortization, net of taxes.
(3)
For analytical purposes, income from tax-exempt assets, primarily securities issued by state and local governments or authorities, is adjusted by an increment that equates tax-exempt income to interest from taxable assets (assuming 35% federal income tax rate). Income on a tax equivalent basis is not considered GAAP.

Texas Regional Bancshares, Inc. and Subsidiaries Financial Highlights (Unaudited) (Dollars in Thousands, Except Per Share Data)	At/For Year Ended
	Dec 31, 2002	Dec 31, 2001
Condensed Income Statements
Loans Held for Investment	$154,370	$146,017
Securities	44,909	36,661
Other Interest-Earning Assets	2,426	624

Total Interest Income	201,705	183,302

Deposits	64,673	81,292
Other Borrowed Money	7,313	2,484

Total Interest Expense	71,986	83,776

Net Interest Income	129,719	99,526
Provision for Loan Losses	12,331	8,667

Service Charges—Deposits	20,430	16,965
Other Service Charges	5,210	3,507
Trust Service Fees	2,730	2,494
Net Realized Gains on Sales of Securities Available for Sale	4,785	1,496
Data Processing Service Fees	6,404	3,194
Loan Servicing Loss, Net	(1,673)	—
Other Operating Income	2,117	1,557

Total Noninterest Income	40,003	29,213

Salaries and Employee Benefits	37,993	27,933
Net Occupancy Expense	5,447	4,358
Equipment Expense	8,640	6,565
Other Real Estate Expense, Net	491	1,113
Amortization—Goodwill	—	2,294
Amortization—Identifiable Intangibles	3,432	2,134
Other Noninterest Expense	20,156	14,947

Total Noninterest Expense	76,159	59,344

Income Before Income Tax Expense	81,232	60,728
Income Tax Expense	27,385	21,306

Net Income	$53,847	$39,422

Per Common Share Data(1)
Net Income—Basic	$2.07	$1.63
Net Income—Diluted	2.05	1.62
Adjusted Net Income(2)—Basic	2.07	1.72
Adjusted Net Income(2)—Diluted	2.05	1.71
Market Value at Period End	35.54	25.23
Book Value at Period End	14.25	10.89
Cash Dividends Declared(1)	0.447	0.400
Share Data(1) (in Thousands)
Basic	26,013	24,207
Diluted	26,258	24,381
Shares Outstanding at Period End(1)	26,488	24,354

Selected Financial Data
Return on Average Assets	1.58%	1.58%
Return on Average Equity	16.05%	15.75%
Leverage Capital Ratio	8.89%	9.05%
Expense Efficiency Ratio	45.9%	45.8%
Net Interest Income(3)	$131,921	$101,285
Net Interest Margin(3)	4.19%	4.44%
Net Charge-Offs	$9,997	$7,075
Net Charge-Offs to Average Loans	0.48%	0.43%
Full-Time Equivalent Employees	1,155	950

Texas Regional Bancshares, Inc. and Subsidiaries Financial Highlights (Unaudited) (Dollars in Thousands, Except Per Share Data)	At/For Year Ended
	Dec 31, 2002	Dec 31, 2001
Condensed Balance Sheets
Loans Held for Investment	$2,267,530	$1,710,001
Securities	1,196,079	655,635
Other Interest-Earning Assets	70,888	591

Total Interest-Earning Assets	3,534,497	2,366,227
Cash and Due from Banks	124,125	95,606
Premises and Equipment, Net	89,500	75,576
Other Assets	115,181	74,453
Allowance for Loan Losses	(28,116)	(21,050)

Total Assets	$3,835,187	$2,590,812

Savings and Time Deposits	$2,686,213	$1,905,013
Other Borrowed Money	293,518	70,709

Total Interest-Bearing Liabilities	2,979,731	1,975,722
Demand Deposits	445,978	330,864
Other Liabilities	32,023	18,967

Total Liabilities	3,457,732	2,325,553
Shareholders' Equity	377,455	265,259

Total Liabilities and Equity	$3,835,187	$2,590,812

Condensed Average Balance Sheets
Loans Held for Investment	$2,094,256	$1,627,901
Securities	1,003,137	636,257
Other Interest-Earning Assets	48,659	17,350

Total Interest-Earning Assets	3,146,052	2,281,508
Cash and Due from Banks	102,207	74,054
Premises and Equipment, Net	85,336	75,669
Other Assets	107,935	78,469
Allowance for Loan Losses	(26,590)	(20,551)

Total Assets	$3,414,940	$2,489,149

Savings and Time Deposits	$2,453,058	$1,860,683
Other Borrowed Money	205,405	50,972

Total Interest-Bearing Liabilities	2,658,463	1,911,655
Demand Deposits	397,158	305,423
Other Liabilities	23,768	21,840

Total Liabilities	3,079,389	2,238,918
Shareholders' Equity	335,551	250,231

Total Liabilities and Equity	$3,414,940	$2,489,149

Nonperforming Assets, Past Due Loans
Nonaccrual Loans	$14,800	$14,034
Foreclosed and Other Assets	10,610	7,796

Total Nonperforming Assets	25,410	21,830
Accruing Loans 90 Days or More Past Due	4,411	12,164

(1)
Restated to retroactively give effect for the three-for-two stock split declared and distributed by Texas Regional during second quarter 2002, effected as a 50% stock dividend.
(2)
Net income adjusted for the exclusion of goodwill amortization, net of taxes.
(3)
For analytical purposes, income from tax-exempt assets, primarily securities issued by state and local governments or authorities, is adjusted by an increment that equates tax-exempt income to interest from taxable assets (assuming 35% federal income tax rate). Income on a tax equivalent basis is not considered GAAP.

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  Exhibit 99.1
TEXAS REGIONAL BANCSHARES, INC. REPORTS RECORD ANNUAL EARNINGS
FINANCIAL HIGHLIGHTS
ASSET QUALITY
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ADDITIONAL INFORMATION AND WHERE TO FIND IT